Exhibit 99.1

FOR RELEASE AT 4:01 PM EST 11-12-07

Contacts:
At Cambridge Heart, Inc.	Burns McClellan
Investor Relations	Juliane Snowden
(781) 271-1200 x450	(212) 213-0006
www.cambridgeheart.com	jsnowden@burnsmc.com

CAMBRIDGE HEART REPORTS RESULTS FOR THE THIRD QUARTER 2007

Bedford, Mass., November 12, 2007 — Cambridge Heart, Inc. (OTCBB-CAMH), today reported total revenue of $2,672,760 for the quarter ended September 30, 2007, an increase of 32% from total revenue of $2,030,610 reported during the same period of 2006. The operating loss for the third quarter of 2007 was $1,994,543, compared to an operating loss of $925,688 for the same period in 2006. Included in the operating loss for the third quarter of 2007 was $647,100 of non-cash stock-based compensation expense. The net loss for the quarter was $1,802,628, or $0.03 per share, compared to a net loss of $818,118, or $0.01 per share, in the comparable 2006 period.

Revenue for the third quarter from the sale of the Company’s Microvolt T-Wave Alternans (“Alternans”) products was $2,458,000, an increase of 42% compared with the same period in 2006. In the third quarter of 2007, sales from the Company’s HearTwave II system increased 13.2% over the second quarter of 2007.

The Company reported total revenue for the nine months ended September 30, 2007, of $7,915,439, an increase of $2,700,930, or 52%, compared to total revenue of $5,214,509 for the same period in 2006. For the nine months of 2007, revenue from Alternans products was $7,002,000, an increase of $2,705,000 or 63%, compared to revenue of $4,297,000 in the same period in 2006. The operating loss for the 2007 nine-month period was $7,670,882, an increase of $5,457,447, compared to an operating loss of $2,213,435 in the same period last year. The operating loss for the 2007 nine-month period included $3,048,700 in non-cash stock based compensation expense, of which $1,288,000 was related to the contractual relationship with the Company’s Vice President – Business Development that expired on March 31, 2007. The net loss for the nine months ended September 30, 2007 was $7,161,044, or $0.11 per share, compared to a net loss of $8,196,676, or $0.14 per share, in the same period in 2006. The net loss for the 2006 period included a non-cash charge of $6,264,700 related to the change in value of Series B warrants. As of March 31, 2006, all of the Series B warrants had been exercised and converted into shares of the Company’s common stock.

The Company’s cash used by operations was $1,689,772 and $6,051,156, respectively, for the three and nine months ended September 30, 2007. The Company had cash and marketable securities of $14,177,961 at September 30, 2007.

The Company currently has a total of 68.9 million shares of common stock and common stock equivalents issued and outstanding, including the effect of converting the Series C preferred stock purchased by St. Jude Medical in March 2007. In addition, there are options and warrants outstanding to purchase 7.1 million common equivalent shares, bringing the fully diluted share count to 76.0 million common equivalent shares.

“In the third quarter we worked closely with St. Jude Medical to further integrate T-Wave Alternans into a comprehensive referral strategy. We will continue these collaboration in the quarters ahead through physician referral programs and other co-marketing initiatives.” stated Robert Khederian, Chairman and Interim Chief Executive Officer of Cambridge Heart.

“St. Jude Medical is committed to our joint sales and co-marketing efforts with Cambridge Heart. We are enthusiastic about the utility of MTWA as a method of stratifying patients at higher risk of Sudden Cardiac Death to ensure the delivery of appropriate therapy,” stated Mike Rousseau, President of the U.S. Division of St. Jude Medical.

Conference Call Information

The Company will hold a conference call at 4:30 p.m. eastern on Monday, November 12, 2007, to discuss the results for the 2007 third quarter. The conference call dial-in number is 1.800.510.0219 (outside the U.S. 1.617.614.3451), passcode 95013260. Interested parties may listen to a recording of the conference call at any time during the 7 days immediately following the call by dialing 1.888.286.8010 (outside the U.S. 1.617.801.6888) and enter the passcode 86471619. This playback will begin approximately two hours after the call ends. The conference call will also be available by webcast on the Company’s web site at www.cambridgeheart.com.

About Cambridge Heart, Inc.

Cambridge Heart (www.cambridgeheart.com) is engaged in the development and commercialization of products for the non-invasive diagnosis of cardiac disease, particularly the identification of those at risk of sudden cardiac arrest. The Company’s products incorporate its proprietary Microvolt T-Wave Alternans measurement technologies, coupled with its patented Spectral Analytic Method and ultra-sensitive disposable electrode sensors. Only Spectral Analytic Method MTWA tests are reimbursed by Medicare under its National Coverage Policy that covers patients with a wide variety of cardiac symptoms. Other major insurers in the USA also have coverage policies for the test. The T-Wave Alternans test is included in the Guideline for Management of Patients with Ventricular Arrhythmias and the Prevention of Sudden Cardiac Death jointly developed by the American College of Cardiology (ACC), The American Heart Association (AHA) and the European Society of Cardiology (ESC). The Company, founded in 1990, is based in Bedford, Massachusetts and is traded on the OTCBB under the symbol CAMH.

About the Cambridge Heart Microvolt T-Wave Alternans Test

The Cambridge Heart Microvolt T-Wave Alternans Test measures a specific extremely subtle pattern of beat-to-beat fluctuations in a person’s electrocardiogram. This pattern of fluctuations is called T-wave alternans. These tiny variations in the electrocardiogram—measured at one millionth of a volt accuracy – are most commonly measured during a sub-maximal exercise stress test in the doctor’s office or hospital outpatient setting. The preparation for the test consists of placing proprietary sensors on the patient’s chest. Extensive clinical research has shown that those patients who are at risk of ventricular tachyarrhythmia that test positive for microvolt T-wave alternans are at increased risk for sudden cardiac death, while those who test negative are at reduced risk.

Statements contained in this press release are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to achieve broad market acceptance of the Company’s MTWA technology, failure to achieve broad market acceptance of the Company’s MTWA technology, failure of our sales and marketing partner to market our products effectively, inability to hire and retain qualified clinical applications specialists in the Company’s target markets, failure to obtain or maintain adequate levels of third-party reimbursement for use of the Company’s MTWA test, customer delays in making final buying decisions, decreased demand for the Company’s products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology and other factors identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

-Financial information follows-

Cambridge Heart, Inc.

Financial Highlights

	Three months ended September 30,		Nine months ended September 30,
Statement of Operations	2007	2006	2007	2006
Revenue	$2,672,760	$2,030,610	$7,915,439	$5,214,509
Cost of goods sold	907,550	781,743	2,805,185	2,102,638

Gross Profit	1,765,210	1,248,867	5,110,254	3,111,871

Costs and expenses
Research and development	119,618	112,956	382,675	375,226
Selling, general and administrative	3,640,135	2,061,599	12,398,461	4,950,080

Total Operating Expenses	3,759,753	2,174,555	12,781,136	5,325,306

Loss from operations	(1,994,543)	(925,688)	(7,670,882)	(2,213,435)

Interest income	195,906	107,570	521,867	283,151

Interest expense	(3,991)	—	(12,029)	(1,665)

Change in valuation of Series B warrants	—	—	—	(6,264,727)

Net Loss	$(1,802,628)	$(818,118)	$(7,161,044)	$(8,196,676)

Net Loss attributable to common shareholders	$(1,802,628)	$(818,118)	$(7,161,044)	$(8,196,676)

Net loss per common share – basic and diluted	$(0.03)	$(0.01)	$(0.11)	$(0.14)

Weighted average shares outstanding – basic and diluted	64,451,465	60,983,423	64,378,694	58,717,264

Balance Sheet	September 30, 2007	December 31, 2006
Assets
Cash & Marketable Securities	$14,177,961	$8,390,742
Accounts receivable, net	2,372,220	1,658,873
Inventory	2,204,725	520,090
Other prepaid assets	117,069	130,988

Total current assets	18,871,975	10,700,693

Fixed assets, net	152,686	136,198
Other assets	72,222	85,589

	$19,096,883	$10,922,480

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$2,522,799	$2,166,181
Debt, current portion	8,695	10,089

Total current liabilities	2,531,494	2,176,270
Debt, long-term portion	40,712	44,800

Total liabilities	$2,572,206	$2,221,070

Series C Convertible Preferred	11,677,108	—
Warrants to acquire Series A
Convertible Preferred Stock	212,416	212,416

	$11,889,524	$212,416

Stockholders' equity
Common stock	$64,718	$63,635
Additional paid-in-capital	81,135,529	77,829,408
Accumulated deficit	(76,565,094)	(69,404,049)

Total stockholders' equity	4,635,153	8,488,994

	$19,096,883	$10,922,480